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                                                                   Exhibit 10.37

            2000 ON SEMICONDUCTOR EXECUTIVE COUNCIL BONUS INCENTIVE

     Members of the ON Semiconductor ("Company") Executive Council include the President and Chief Executive Officer and each of the Senior Vice Presidents ("Executive Council"). This Bonus Program offers members of the Executive Council and others as identified by the Chief Executive Officer, an opportunity to earn bonus amounts in addition to the bonus paid to them under the 2000 Key Contributor Incentive Plan ("KCIP").

     If the Company's revenues (from organic growth) in calendar year 2000 are less than $2 billion, no amounts are paid under the Bonus Program. The bonus is triggered for this Plan at amount above $2 billion, with a cap for amounts at or above $2.2 billion.

     Subject to the target goal set forth above (i) if the Company's revenues in calendar year 2000 are above $2 billion but less than $2.2 billion, the Executive Council member or Participant may earn an amount equal to 2.5% of the final KCIP pay out in additional bonus for each additional 1% growth in revenue above $2 billion but below $2.2 billion, or (ii) if the Company's revenues for calendar year 2000 are equal to or above $2.2 billion, the Executive Council member or Participant may earn an amount under this Bonus Program equal to 25% of the final KCIP pay out in additional bonus. Thus for amounts at or above $2.2 billion, the maximum additional bonus is 25% of the KCIP pay out.

     Amounts will be paid under this Bonus Program only if the average profit margin for revenues generate above $2 billion are equal to or greater than the profit margins generated on business below the $2 billion goal.